                    [Allen Systems Group, Inc. letterhead]


                                                                  EXHIBIT (D)(2)

                           CONFIDENTIALITY AGREEMENT

         THIS CONFIDENTIALITY AGREEMENT (this "Agreement") is made and entered into this 3rd day of March 3, 2000, by and between Allen Systems Group, Inc., located at 1333 Third Avenue South, Naples, Fl 34102 ("ASG"), and the person or entity signing as "Company" below.

         1. DEFINITIONS. For purposes of this Agreement, "Information" shall mean any information labeled or referred to as "Confidential" by ASG or provided to Company by ASG with reference to this Agreement. Such Information includes any information exchanged during the course of discussions concerning any potential acquisition or financing opportunity. Such Information excludes, however, any information that (1) has been or is known to Company or obtained by Company from a source independent of ASG without obligation of confidence and without breach of this Agreement, (2) is or becomes generally available to the public other than as a result of an unauthorized disclosure by Company or its personnel, or (3) is independently developed by Company without reliance in any way on the Information or Materials provided by ASG. "Materials" shall mean all memoranda, notes, records, drawings, manuals, disks, or other documents and media, including all copies, extracts, and summaries thereof, containing any Information or provided to Company by ASG with reference to this Agreement. "Authorized Use" means use for the purpose of evaluating a potential business relationship with ASG.

         2. LIMITED USE. Company acknowledges that it is to be given access to the Information and Materials solely for purposes of Authorized Use. Company agrees that (1) it will not use the Information, (2) will keep the Information confidential at all times, and (3) will not copy or modify the Materials, or any copy, adaptation, transcription, or merged portion thereof, except as expressly authorized by ASG. Company shall limit its disclosure of the Information and Materials to employees within its own organization and within its advisors' organizations whom Company could reasonably expect to have a legitimate need to receive such Information and Materials in order to accomplish the Authorized Use.

         3. PROPRIETARY PROTECTION. ASG shall have sole and exclusive ownership of all right, title, and interest in and to the Information and Materials, including ownership of all copyrights and trade secrets pertaining thereto, subject only to the rights and privileges expressly granted by ASG.

         ASG claims and reserves all rights and benefits afforded under federal and international copyright law in all software programs and documentation included in the Materials as copyrighted works. The binary or object code version of such software programs may under no circumstances be reverse-engineered or reverse-compiled without ASG's further written consent.

         The Information, including the source code version of all software programs that may be included in the Materials, is considered to include valuable trade secrets of ASG. Company acknowledges that, in the event of any breach of this Agreement, ASG will not have an adequate remedy in money or damages. ASG therefore shall be entitled in such event to obtain an injunction against such breach from any court of competent jurisdiction immediately upon request. ASG's right to obtain such relief shall not limit its right to obtain other remedies.

         4. DISCLAIMER. Except as may otherwise be set forth in a signed, written agreement between parties, ASG makes no representation or warranty as to accuracy, completeness, condition, suitability, or performance of the Information or Materials, and ASG shall have no liability whatsoever to Company resulting from its use of the Information and Materials, except that Company shall hold ASG harmless from all claims by and against ASG regarding authorized use of the Information and Materials. ASG shall hold Company harmless from all claims by and against Company regarding authorized use of the Information and Materials.

         5. TERM AND TERMINATION. Upon the earlier of ASG's request or the completion of the Authorized Use, Company shall promptly return or destroy all Materials and discontinue all further use of the Information. Upon ASG's request, Company shall promptly certify that such action has been taken. The restrictions contained in this Agreement shall remain in effect until three (3) years after the return or destruction of all Materials.

         6. GENERAL. The interpretation and enforcement of this Agreement shall be governed by the laws of the State of Florida, as it applies to a contract executed, delivered, and performed solely in such state. Company may not sell, transfer, assign, sublicense, or subcontract any right or obligation hereunder without the prior written consent of ASG.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as set forth below.

Allen Systems Group, Inc.
[ASG]

By: /s/ Kristine Rieger
    ----------------------

Title: General Counsel
       -------------------

Date: 3/8/00
      --------------------

Viasoft, Inc.
[COMPANY]

By: /s/ Catherine Hardwick
    ----------------------

Title: General Counsel
       -------------------

Date: 3/8/00
      --------------------

                                      -2-